Exhibit 99.3

For Immediate Release:     Contact: Michael D. Ketcham
                                    Executive Vice President, CFO and Treasurer
                                    (703) 610-1400
                                    Email: mike.ketcham@wmfg.com

  WMF Announces Projected Third Quarter Loss and Recapitalization of Subsidiary

VIENNA, Va., Oct. 14, 1998 * The WMF Group, Ltd. (the "Company") today reported that its wholly owned subsidiary, WMF Capital Corp., expects to report an after tax loss of approximately $31 million for the quarter ended September 30, 1998. The loss relates to the disposition of $691 million in commercial mortgage loans that was reported in August as well as additional previously unreported losses relating to the remaining inventory of $278 million in commercial mortgage loans. Subsequent to the end of the third quarter, the Company is pursuing a recapitalization strategy for WMF Capital Corp., which includes the sale of the remaining loan inventory and all related hedges. Based on discussions to date, the Company does not anticipate any material gains or losses when these potential transactions are consummated. The Company is not planning to contribute additional capital to WMF Capital Corp. or to take principal risk positions at WMF Capital Corp.

As part of the reevaluation of its business strategy for WMF Capital Corp. and its interest rate and spread risk management strategies, the Company has changed its accounting for WMF Capital Corp.'s hedge positions. The change will result in WMF Capital Corp. reporting its hedge positions at fair market value, but its loan portfolio will continue to be reported at the lower of cost or market. WMF Capital Corp. had previously offset hedge losses against mortgages held for sale to reflect the economic substance of the hedged position. The Company will revise its financial statements for the six months ended June 30, 1998 to reflect this change, resulting in the reallocation of hedge losses of approximately $7.5 million pretax and $4.8 million after tax from the third quarter. The reallocated losses were a part of the pretax loss of $30 million reported in August, but consistent with the change in accounting methods, are not included in the expected third quarter loss discussed above. The Company's revised six months after tax loss amounted to $4.3 million.

The Company's mortgage banking operations have continued to be profitable, are in compliance with regulatory and investor requirements, and have adequate liquidity to fulfill their obligations in the normal course. Additionally, management has retained BT/Alex Brown as the Company's financial advisor.

The Company will release its quarterly earnings, with segment reporting, in early November and will discuss the results for the quarter at that time.

The Company (Nasdaq: WMFG) headquartered in Vienna, Va., is one of the largest commercial mortgage financial services companies in the country, as measured by servicing portfolio size, according to a survey published by the Mortgage Bankers Association of America. As the nation's largest originator of Fannie Mae and FHA-insured multifamily and health care loans, WMF Group has originated more than $7 billion in conventional and FHA-insured multifamily and commercial loans since 1993, and currently has a servicing portfolio of approximately $11.5 billion.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law. These forward-looking statements include, among others, statements concerning transactions currently under negotiation, or anticipated, the Company's outlook for future periods; business strategies and their anticipated results; and similar statements concerning anticipated future events and expectations that are not historical facts. The forward- looking statements in this press release speak only as of the date hereof and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those expressed in or implied by the statements, including the inability to consummate transactions under negotiation, or anticipated inability to negotiate waivers of existing defaults under its lines of credit and modifications to those lines, the inability to raise additional capital on favorable terms or at all, adverse industry and economic conditions generally, adverse changes in interest rates, the secondary mortgage market or in assets securing mortgages, and the failure of hedges to reduce interest rate risk effectively, as well as the risks identified in the Company's filings with the Securities and Exchange Commission, including the Company's Information Statement/Prospectus filed on November 5, 1997.